SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549
                                 ---------


                                  FORM 8-K

                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported):     May 5, 1998



                            Cordant Technologies Inc.
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           (Exact name of registrant a specified in its charter)


                                 Delaware
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              (State or other jurisdiction of incorporation)



           1-6179                                     36-2678716
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     Commission File Number             (IRS Employer Identification No.)


2475 Washington Boulevard, Ogden, Utah                 84401-2398
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(Address of principal executive offices)               (Zip Code)



                               (801) 629-2000
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                      (Registrant's Telephone Number)

                           ITEM 5 - OTHER EVENTS



          THIOKOL CORPORATION CHANGES NAME TO CORDANT TECHNOLOGIES
           New Identity Reflects Broad Market-Leading Businesses

Ogden, Utah, May 5, 1998 -- Thiokol Corporation (NYSE:TKC) today announced that its Board of Directors has approved a change of its corporate name to Cordant Technologies Inc. Effective May 7th, the company's new stock symbol on the New York Stock Exchange will be CDD.

The new identity reflects the company's broadened business portfolio consisting of three market-leading businesses:

     *    Thiokol   Propulsion  -  the  world's   leader  in  solid  rocket
          propulsion systems.

     * Howmet International - a world leader in investment cast parts for aerospace and commercial applications. Cordant Technologies owns 62 percent of Howmet.

     * Huck International - a leader in aerospace and transportation fastening systems.

"We operate three dynamic businesses, each with a strong brand identity and a respected management team," Cordant Technologies Chairman and Chief Executive Officer James R. Wilson said in making the announcement. "Each of these businesses will continue its separate operations and identity and be linked together with the Cordant Technologies name. Our vision remains unchanged; we will continue to be a world class supplier of value-added, high-technology aerospace and industrial products with similar characteristics and multiple synergies."

"Cordant Technologies successfully projects the image of a forward-looking, broad-based company involved in multiple businesses on a global scale. It emphasizes technology, the common theme of our existing businesses and of those we may acquire," said Mr. Wilson.

The decision to broaden the company's corporate identity is part of an overall business strategy and vision that has been evolving since the early 1990s.

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

"We recognized that it was difficult to grow a company that was dependent on one basic product line - solid rocket propulsion systems; and one market
- the government, even though this business has performed well," said Mr. Wilson. "So, in 1991 we acquired Huck and in 1997 completed the acquisition of additional shares of Howmet to give us majority ownership."

"Under the Cordant Technologies banner, Thiokol, Huck and Howmet employees become unified members of a global company renowned for superior technological expertise; strategic diversification and relentless improvements in product, service and operational performance," continued Mr. Wilson. "Our new name is a declaration of the strength of the existing company, linking us with our heritage but projecting the company toward a dynamic future."

The company recently reported a third quarter net income of $32.8 million, or $.87 per share for the quarter ending March 31, 1998, compared to $20.8 million, or $.56 per share (adjusted for the recent two-for-one stock split) for the prior year's quarter. This represents an increase of 58 percent.

Sales for the nine-month period were $1.15 billion, an 81 percent increase from the previous year.

With more than 16,000 employees in North America, Europe and Asia, Cordant Technologies is a strategically balanced global business with consolidated annual sales of approximately $2.2 billion. Cordant Technologies' Thiokol Propulsion business is the leading producer of solid propulsion systems with space and defense applications, and its Huck International subsidiary delivers high performance industrial and aerospace fastener and installation systems. Cordant Technologies also holds a majority interest in Howmet International Inc., a global manufacturer of aircraft and industrial gas turbine engine components.

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


                                 SIGNATURE

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          CORDANT TECHNOLOGIES INC.
                                                (Registrant)


                                                 /S/ Edwin M. North
Date: May 5, 1998                           By:  __________________________
                                                  Edwin M. North
                                                  Vice President &
                                                  Corporate Secretary









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